Exhibit	1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Goodyear Tire & Rubber Note-Backed Series 2001-34
*CUSIP:	21988G577	Class	A-1
	21988GBG0	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending March 15, 2008.

INTEREST ACCOUNT

Balance as of September 17, 2007.....	$0.00
Scheduled Income received on securities.....	$1,745,100.00
Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$1,745,100.00
	Distribution to Class A-2 Holders.....	-$0.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of March 17, 2008.....		$0.00

PRINCIPAL ACCOUNT

Balance as of September 17, 2007.....	$0.00
Scheduled Principal received on securities.....	$0.00

LESS:
	Distribution to Holders.....	-$0.00
Balance as of March 17, 2008.....		$0.00

UNDERLYING SECURITIES HELD AS OF March 17, 2008

Principal Amount	Title of Security
$49,860,000	Goodyear Tire & Rubber Company 7% Notes due March 15, 2028
	*CUSIP:	382550AD3

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.